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                                                                     EXHIBIT 4.4

March 31, 1997


Ms. Mary Sauer
Vice President Business Development
Sonic Solutions
101 Rowland Way
Novato, California  94945

Dear Ms. Sauer:

This letter confirms the terms of our agreement under which Multicom Publishing, Inc. ("Multicom") will issue 106,667 shares of Multicom's Common Stock to Sonic Solutions (the "Common Shares"). It is understood that the Common Shares are valued at a price per share equal to the closing price of Multicom's Common Shares on Thursday, March 27, 1997 (the "Transfer Price"), and that the Common Shares are being issued to Sonic Solutions in exchange for DVD equipment.

The Common Shares will be issued to Sonic Solutions effective March 31, 1997 and the certificate representing the Common Shares will be endorsed with a restrictive legend. That legend will state that the Common Shares evidenced by the certificate have not been registered under the Securities Act of 1933, as amended, and may not be transferred without an effective registration statement covering the Common Shares or an applicable exemption from registration.

Multicom will prepare and file with the Securities and Exchange Commission (the "Commission") a registration statement registering the Common Shares. The registration statement will be on Form S-3 or other appropriate form permitting registration of the Common Shares held by Sonic Solutions. Multicom will cause the registration statement to be filed in a timely fashion to allow for the registration statement to be declared effective within 90 days from the date of this letter. In the event the Commission does not declare the registration statement effective on or by June 30, 1997, Multicom will pay Sonic Solutions a penalty equal to $15,000 for each month the registration statement fails to be declared effective.

For a period of 120 days from the date of this letter agreement, Multicom will have an option to repurchase the Common Shares held by Sonic Solutions for $120,000 plus

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interest calculated at the Prime Rate on today's date as reported by the Bank of
America, NT&SA, plus 1%. This option may be exercised at any time upon written notice to Sonic Solutions whether by mail, facsimile or personal delivery to your attention at the address noted above.

Sonic Solutions will not directly or indirectly transfer the Common Shares to any other individual without giving verbal notice to Tamara L. Attard ("Attard") of its intent to transfer the Common Shares and providing Attard with the right to repurchase the Common Shares. Attard will have a period of three hours from the time of verbal notification to advise Sonic Solutions of Attard's intent to exercise her right of first approval.

Sonic Solutions represents to Multicom that:

(a)  It realizes that the purchase of Common Shares is highly speculative.

(b) It is able, without impairing it's financial condition, to bear the economic risk of the purchase of the Common Shares pursuant to the terms of this letter agreement, to hold the Common Shares for an indefinite period of time and to suffer a complete loss of it's investment.

(c) It has such knowledge and experience in financial and business matters that it is capable of (i) evaluating the merits and risks of the purchase of the Common Shares pursuant to the terms of this letter agreement and (ii) protecting it's interests in connection therewith.

(d) It has been solely responsible for it's own "due diligence" investigation of the Company and the management and business of the Company, for it's own analysis of the merits and risks of this investment, and for it's own analysis of the fairness and desirability of the terms of the investment; in taking any action or performing any role relative to the arranging of the proposed investment, it has acted solely in it's own interest.

      The Common Shares are being acquired for it's own account, in each case for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

Multicom will indemnify Sonic Solutions against all expenses, claims, losses, damages and liabilities arising out of or based upon any untrue statement or alleged untrue statement of a material fact by Multicom contained in any prospectus, offering circular or other document incident to the registration of the Common Shares ("Registration Documents") based on any omission of Multicom to state a material fact required to be stated in the Registration Documents to make the statements not misleading.
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Please signify your acceptance of the terms of this letter agreement by signing in the space provided below.

Best regards,



Tamara L. Attard
Chairman and CEO


Acknowledged and Accepted this 31st day of March, 1997:

SONIC SOLUTIONS

By:_________________________

Name:_______________________

Title:______________________